UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2009

VMWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33622	94-3292913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3401 Hillview Avenue, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (650) 427-5000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensation arrangements of certain officers

Adoption of 2009 Executive Bonus Program

On January 15, 2009, the Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors of VMware, Inc. (the “Company”) adopted the Company’s 2009 executive bonus program (the “2009 Program”) under its 2007 Equity and Incentive Plan for its President and Chief Executive Officer, Paul Maritz, and other executive officers, including Maurizio Carli, Carl Eschenbach, Rashmi Garde, Tod Nielsen and Mark Peek. The 2009 Program provides for the payment of cash incentive bonuses upon achievement of certain corporate and individual performance objectives to be established by the Committee.

The Committee also established target bonus amounts. Mr. Maritz’s bonus target was set at 100% of his base salary. Bonus targets ranging from 50% to 100% of officer base salaries were assigned to other officers. For the first half of 2009, 75% of the bonus target will be tied to the achievement of corporate goals based on VMware’s financial performance and 25% of the bonus target is tied to the achievement of individual Management by Objectives, or MBO, plan goals established for each officer. Bonus payments are based on semi-annual performance. If a minimum of at least 80% of the corporate performance targets are not met, then no bonus amounts will be paid. The calculated bonus amount will vary up to a maximum payment of 200% of the bonus target depending on the level of achievement of corporate and MBO goals during the performance period, subject to the discretion of the Committee to reduce the amount payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2009

VMWARE, INC.

By:	/s/ Rashmi Garde
Rashmi Garde
Vice President and General Counsel